Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:Lisa Weser, Trailblaze

lisa@trailblaze.co

+1 (314) 625-4633

Arcadia Biosciences Announces Second-Quarter and First-Half 2019 Financial Results and Business Highlights

Company launches ArchipelagoTM Ventures, a strategic joint venture for superior hemp production and extraction in Hawaii

DAVIS, Calif. (August 14, 2019) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), a food ingredient company and proven leader in agricultural innovation to improve the quality and nutritional content of crops, today released its financial and business results for the second quarter and first half of 2019.

“We made major progress on several fronts in the second quarter with our wheat, soybean and hemp initiatives,” said Raj Ketkar, president and CEO of Arcadia. “Most notably, we recently launched ArchipelagoTM Ventures, a strategic joint venture with Legacy Ventures Hawaii, which harnesses the islands’ unique geographic and climate advantages for growing hemp year-round, gives us access to world class extraction facilities and provides a channel to key international markets for hemp and CBD.

“Our focus for the rest of 2019 will be on continuing this momentum to achieve first revenues in wheat and hemp by the end of the year, positioning us to significantly scale revenues in 2020.”

Recent Operating and Business Highlights

GoodWheatTM Advances Toward Sales in 2019

Arcadia scaled up production of its GoodWheat specialty wheat varieties, harvesting winter trials with higher than expected yields. Summer production trials have been planted in key wheat growing areas. The company expects first sales of GoodWheat products by the end of the year.

Arcadia Specialty GenomicsTM Launches Hemp Joint Venture, Advances R&D

Arcadia recently launched a strategic joint venture with Legacy Ventures Hawaii to grow, extract and sell superior sun-grown hemp. The partnership, ArchipelagoTM Ventures, joins Arcadia’s extensive genetic expertise and resources with the proven extraction and commercial capabilities of Legacy and its partner Vapen CBD, leveraging Arcadia’s existing 10-acre cultivation facility in Hawaii. The result is one vertically integrated supply chain, from seed to sale, enabling ArchipelagoTM to deliver superior hemp extract.

The company completed its first harvest in Hawaii and is now expanding production acres and establishing extraction capabilities.  First sales of hemp products are expected by the end of the year, with a significant ramp up in 2020.

Arcadia Specialty Genomics has advanced its R&D capabilities as well, in the areas of breeding operations, extraction research, cannabinoid profiling and germplasm acquisition. Most significantly, the company created its first in-house hemp line.

Verdeca HB4® Drought and Herbicide Tolerant Soybeans Receive Key Regulatory Approvals

Verdeca, Arcadia’s joint venture with Bioceres Crop Solutions Corp, received two key regulatory approvals for its HB4 drought and herbicide tolerant soybeans. Brazil approved the traits in late May, with a public comment period to follow. The U.S. Department of Agriculture (USDA) recently approved the trait, following the U.S Food and Drug Administration’s (FDA’s) approval two years ago. Initial sales will commence in Argentina, pending import approval from China, which is now expected in 2020. With the USDA approval, Verdeca will accelerate its evaluation of potential U.S. germplasm partners to carry the HB4 trait.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Favorable / (Unfavorable)		2019	2018	Favorable / (Unfavorable)
			$	%			$	%
Total Revenues	203	436	(233)	(53)%	361	650	(289)	(44)%
Total Operating Expenses	5,184	5,014	(170)	(3)%	9,561	9,067	(494)	(5)%
Loss From Operations	(4,981)	(4,578)	(403)	(9)%	(9,200)	(8,417)	(783)	(9)%
Net Income (Loss)	4,238	(6,669)	10,907	164%	(8,375)	(17,284)	8,909	52%

Revenues

In the second quarter of 2019, revenues were $203,000, compared to revenues of $436,000 in the second quarter of 2018 and first half 2019 revenues were $361,000, compared to $650,000 in the first half of 2018. The decrease for both periods was largely the result of the wind down in government grant and contract research activity. Over the next three to 12 months, as the company transitions to its new focus on health and nutrition quality products, Arcadia expects revenue from government grants and research contracts revenues to be replaced by product and trait revenues from wheat and hemp.

Operating Expenses

Operating expenses in the second quarter of 2019 were $5.2 million, compared to $5.0 million in the second quarter of 2018. Cost of product revenues was $182,000 less in the second quarter of 2019 compared to the second quarter of 2018 due to a write-down of our GLA inventory in the second quarter of 2018. Research and development (R&D) spending increased by $156,000 in the second quarter of 2019, primarily due to higher employee-related expenses and ASG costs. General and administrative (SG&A) costs for the second quarter of 2019 were $196,000 higher than the second quarter in 2018, mainly the result of additional employee-related expenses, as well as increased marketing and public relations activities. In the first half of 2019, operating expenses were $9.6 million, compared to $9.1 million in the first half of 2018. Cost of product revenues decreased by $159,000, or 52 percent, in the first half of 2019 as compared to the first half of 2018, as a result of the GLA inventory write-down in 2018. R&D expenses were $266,000 higher, or 8%, due mainly to the timing of activities in support of Verdeca and SG&A expenses increased by $387,000, or 7 percent, primarily the result of higher employee and recruiting expenses, along with increased consulting, marketing and public relations activities.

Net Income (Loss)

Net income for the second quarter of 2019 was $4.2 million, or income of $0.84 per share, a 164 percent increase from the $6.7 million loss in the second quarter of 2018. Net loss for the first half of 2019 was $8.4 million, or ($1.70) per share, compared to the net loss of $17.3 million for the first half of 2018. The increase for both periods was largely due to the change in the fair value of common stock warrant and common stock adjustment feature liabilities this quarter versus the same quarter last year, partially offset by the $4.0 million initial loss on common stock warrant and common stock adjustment feature liabilities that was recorded in the first quarter of 2018.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, August 14, to discuss second-quarter and first-half financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	1488315

A live webcast of the conference call will be available on the “Investors” section of Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

Arcadia Biosciences (Nasdaq: RKDA) develops and markets high-value food ingredients and nutritional oils that help meet consumer demand for a healthier diet. Arcadia’s GoodWheat™ branded ingredients deliver health benefits to consumers and enable consumer packaged goods companies to differentiate their brands in the marketplace. The company’s agricultural traits are being developed to enable farmers around the world to be more productive and minimize the impact of agriculture on the environment. For more information, visit www.arcadiabio.com

About Arcadia Specialty Genomics

Arcadia Specialty Genomics is a strategic business unit of Arcadia Biosciences, Inc. leveraging the market-leading capabilities of its parent company to deliver crop innovation into developing proprietary, industry-leading cannabis germplasm. Focused on productivity, pest resistance and favored quality traits, Arcadia Specialty Genomics’ innovations serve the state- and federally-legal nutraceutical, food and industrial markets. For more information, visit www.arcadiaspecialtygenomics.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success and ongoing plans; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and additional information set forth in its Form 10-K for the year ended December 31, 2018. These documents are available on the SEC Filings section of the Investor Relations pages of the company’s website at www.arcadiabio.com.  All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$14,646	$11,998
Short-term investments	5,381	9,825
Accounts receivable	125	165
Unbilled revenue	—	3
Inventories — current	839	181
Prepaid expenses and other current assets	1,009	704
Total current assets	22,000	22,876
Property and equipment, net	639	395
Right of use asset	2,051	—
Inventories — noncurrent	649	746
Other noncurrent assets	7	7
Total assets	$25,346	$24,024
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,265	$2,645
Amounts due to related parties	19	29
Unearned revenue — current	15	96
Operating lease liability — current	594	—
Other current liabilities	264	284
Total current liabilities	4,157	3,054
Operating lease liability — noncurrent	1,609	—
Common stock warrant liabilities	8,294	5,083
Other noncurrent liabilities	3,000	3,072
Total liabilities	17,060	11,209
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 shares authorized as of June 30, 2019 and December 31, 2018; 6,266,994 and 4,774,919 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	47	45
Additional paid-in capital	194,980	191,136
Accumulated deficit	(186,741)	(178,366)
Total stockholders’ equity	8,286	12,815
Total liabilities and stockholders’ equity	$25,346	$24,024

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Product	$162	$188	$269	$249
License	—	90	—	90
Contract research and government grants	41	158	92	311
Total revenues	203	436	361	650
Operating expenses:
Cost of product revenues	89	271	148	307
Research and development	1,950	1,794	3,456	3,190
Selling, general and administrative	3,145	2,949	5,957	5,570
Total operating expenses	5,184	5,014	9,561	9,067
Loss from operations	(4,981)	(4,578)	(9,200)	(8,417)
Other income, net	101	94	221	132
Initial loss on common stock warrant and common stock adjustment feature liabilities	—	—	—	(4,000)
Change in fair value of common stock warrant and common stock adjustment feature liabilities	9,482	(535)	987	(2,435)
Offering costs	(365)	(1,639)	(365)	(2,543)
Net income (loss) before income taxes	4,237	(6,658)	(8,357)	(17,263)
Income tax benefit (provision)	1	(11)	(18)	(21)
Net income (loss)	$4,238	$(6,669)	$(8,375)	$(17,284)
Net income (loss) per share:
Basic and diluted	$0.84	$(2.02)	$(1.70)	$(6.29)
Weighted-average number of shares used in per share calculations:
Basic and diluted	5,054,812	3,307,667	4,916,116	2,746,931
Other comprehensive income, net of tax
Unrealized losses on available-for-sale securities	—	—	—	1
Other comprehensive income	—	—	—	1
Comprehensive income (loss)	$4,238	$(6,669)	$(8,375)	$(17,283)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,375)	$(17,284)
Adjustments to reconcile net loss to cash used in operating activities:
Initial loss on common stock warrant and common stock adjustment feature liabilities	—	4,000
Change in fair value of common stock warrant and common stock adjustment feature liabilities	(987)	2,435
Offering costs	365	2,543
Depreciation and amortization	77	98
Lease amortization	348	—
Gain on disposal of equipment	—	(3)
Net amortization of investment premium	(82)	(27)
Stock-based compensation	811	656
Changes in operating assets and liabilities:
Accounts receivable	40	1,051
Unbilled revenue	3	(102)
Inventories	(561)	226
Prepaid expenses and other current assets	(305)	(245)
Accounts payable and accrued expenses	677	(52)
Amounts due to related parties	(10)	(17)
Unearned revenue	(81)	(197)
Operating lease payments	(349)	—
Net cash used in operating activities	(8,429)	(6,918)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	—	9
Purchases of property and equipment	(315)	(68)
Purchases of investments	(8,623)	(18,908)
Proceeds from sales and maturities of investments	13,150	3,900
Net cash provided by (used in) investing activities	4,212	(15,067)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants from June 2019 Offering	7,500	—
Payments of offering costs relating to June 2019 Offering	(619)	—
Proceeds from issuance of common stock and warrants from Purchase Agreement	—	10,000
Payments of offering costs relating to Purchase Agreement	—	(1,305)
Proceeds from issuance of common stock and warrants from June 2018 Offering	—	14,000
Payments of offering costs relating to June 2018 Offering	(24)	(1,134)
Proceeds from exercise of stock options and ESPP purchases	8	966
Net cash provided by financing activities	6,865	22,527
Net increase in cash and cash equivalents	2,648	542
Cash and cash equivalents — beginning of period	11,998	9,125
Cash and cash equivalents — end of period	$14,646	$9,667
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2	$24
NONCASH INVESTING AND FINANCING ACTIVITIES:
Offering costs in accounts payable and accrued expenses at end of period	$22	$46
Common stock warrants issued to placement agent and included in offering costs related to Purchase Agreement	$—	$526
Common stock warrants issued to placement agent and included in offering costs related to June 2018 Offering	$—	$239
Common stock warrants issued to placement agent and included in offering costs related to June 2019 Offering	$86	$—
Reclassification of common stock adjustment feature liability balance	$—	$8,378
Right of use assets obtained in exchange for new operating lease liabilities	$2,328	$—
Proceeds from sale of fixed assets included in prepaid expenses and other current assets at end of period	$—	$1
Purchases of fixed assets included in accounts payable and accrued expenses	$6	$—

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